Exhibit 99.1

675 Bering Dr. Suite 400
Houston, Texas 77057
CONTACT:	William George	713-830-9600
	Chief Financial Officer	Fax 713-830-9696
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES TWO NEW BOARD MEMBERS

Houston, TX — November 19, 2012 — Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of commercial, industrial, and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced the election of Constance Skidmore and Vance Tang to its Board of Directors.   They both bring an understanding of the industry, coupled with new perspectives on best practices in client service, employee development and financial management.

Constance Skidmore is a seasoned financial expert that served as partner with PricewaterhouseCoopers for over two decades, including a term on its board.  While on the board she was involved in creating a strategic plan for the future of the firm that addressed the trends, tipping points, global issues, technology implications and execution challenges facing the firm.   At PwC, she served numerous clients in the construction industry.   She has a passion for best practices in attracting, developing and retaining talent.  She serves on several privately held company and non-profit boards.  She brings financial expertise, an understanding of the industry and strategic planning capabilities to the board.

Vance Tang served as President and Chief Executive Officer of the U.S. subsidiary of KONE OY, (a public company and a leading global provider of elevators and escalators) and Executive Vice President of KONE Corporation. In this role he led the organization through a major transformation around customer focus and profitable growth.   Prior to joining KONE, he was Vice President and General Manager at Honeywell Building Control Systems. Previously, he spent more than a decade at Trane, a supplier of heating, ventilation, and air conditioning systems to both the residential and commercial markets.   He serves on the board of American Woodmark Corporation (NASDAQ:AMWD) and the Center for Creative Leadership.  He brings depth in operations and experience as a Chief Executive Officer in the commercial building construction and service industry to the board.

“We are fortunate to add two outstanding members to our board.  Connie and Vance share a strong understanding of our industry, a passion for people and a commitment to customer service.  Their respective expertise brings additional depth to our board and will allow us to continue to strengthen our strategic plan and remain committed to superior execution,” said Brian Lane, President and CEO of Comfort Systems.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 87 locations in 72 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.